UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2007

COGENT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50947	95-4305768
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Fair Oaks Avenue South Pasadena, California	91030
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 799-8090

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 5, 2007, Cogent, Inc. (“Cogent”), on the one hand, and Northrop Grumman Corporation, Northrop Grumman Information Technology Overseas, Inc., Northrop Grumman Information Technology, Inc., Northrop Grumman Space & Mission Systems, Inc. and Northrop Grumman Commercial Systems, Inc. (collectively, “Northrop”), on the other hand, entered into a definitive Settlement Agreement and Mutual Release of Claims (the “Settlement Agreement”). The Settlement Agreement memorializes the agreement Cogent and Northrop reached in September 2007 to settle Cogent’s lawsuit against Northrop regarding Cogent’s automated fingerprint identification technology (the “Action”). Pursuant to the terms of the Settlement Agreement, which is effective as of September 5, 2007, Cogent and Northrop formally settled and released all claims and causes of action alleged in the Action.

Under the Settlement Agreement, Northrop agreed to pay Cogent $25 million, of which $15 million is to be paid in January 2008 and $10 million is to be paid in January 2009. Further, in accordance with the Settlement Agreement Northrop and Cogent have entered into (i) a software license agreement, pursuant to which Northrop will pay Cogent $15 million over three years for a non-exclusive license to use specified Cogent automated fingerprint identification software in certain existing programs, including IDENT1; (ii) a five-year research and development, service and products agreement, under which Northrop will pay Cogent $20 million for products and services over the term of the agreement; and (iii) a strategic alliance agreement with a term of three years.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by the Settlement Agreement attached as Exhibit 10.12 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.12	Settlement Agreement entered December 5, 2007 by and between Cogent, Inc., on the one hand, and Northrop Grumman Corporation, Northrop Grumman Information Technology Overseas, Inc., Northrop Grumman Information Technology, Inc., Northrop Grumman Space & Mission Systems, Inc. and Northrop Grumman Commercial Systems, Inc., on the other hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGENT, INC.

Date: December 11, 2007	By:	/s/ Paul Kim
Paul Kim
Chief Financial Officer